Reed Smith LLP Two Embarcadero Center Suite 2000 San Francisco, CA 94111-3922 +1 415 543 8700 Fax +1 415 391 8269 reedsmith.com

September 5, 2008

Neonode Inc.
4000 Executive Parkway, Suite 200
San Ramon, CA 94583

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (Registration No. 333-152163), as amended (the “Registration Statement”), filed by Neonode Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), you have requested our opinion with respect to the matters set forth below.

You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes the prospectus (the “Prospectus”). The Registration Statement relates to the proposed public offering of up to (i) 861,829 shares of the Company’s common stock, $0.001 par value per share issued in March 2008 (the “Shares”), and (ii) 1,659,449 shares of the Company’s common stock issuable upon the exercise of warrants with an exercise price of $2.83 per share (the “Warrant Shares”), by the Selling Stockholders named in the Prospectus.

As counsel to the Company, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Shares. We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, certain resolutions of the Company’s Board of Directors, and other proceedings of the Company related thereto. We have also examined such records, documents, and certificates of public officials and of the Company, made such inquiries of officers of the Company and public officials, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed (a) that each other party has the power and authority, or if such party is an individual, the capacity, to execute and deliver, and to perform and observe the provisions of, such documents, (b) the due authorization by each such party of all requisite action and the due execution and delivery of such documents by each such party, and (c) that such documents constitute the legal, valid and binding obligations of each such party. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

NEW YORK  LONDON  HONG KONG  CHICAGO  WASHINGTON, D.C.  BEIJING  PARIS  LOS ANGELES  SAN FRANCISCO  PHILADELPHIA  PITTSBURGH

OAKLAND  MUNICH  ABU DHABI  PRINCETON  NORTHERN VIRGINIA  WILMINGTON  BIRMINGHAM  DUBAI  CENTURY CITY  RICHMOND  GREECE

Neonode Inc. September 5, 2008 Page 2

This opinion is based solely on the General Corporation Law of the State of California and the General Corporation Law of the State of Delaware in effect as of the date hereof. We express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares are, and the Warrant Shares (when issued pursuant to the terms of the warrants) will be, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP